Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lincare Holdings Inc.:

We consent to the use of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2006, the accompanying financial statement schedule on page S-1, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective January 1, 2006.

Our report dated March 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not have sufficient accounting personnel with adequate technical expertise to appropriately evaluate the application of new accounting standards.

Our report dated March 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states management’s assessment of and conclusion on the effectiveness of internal control over financial reporting excluded the internal controls of the business acquired from Pediatric Services of America, Inc., which is included in the 2006 consolidated financial statements of the Company and constituted less than 2% of total assets as of December 31, 2006 and less than 1% of total revenues and net earnings for the year then ended. Our audit of internal control over financial reporting of Lincare Holdings Inc. also excluded an evaluation of the internal control over financial reporting of the business referred to above.

/s/ KPMG LLP

Tampa, Florida

January 28, 2008